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                                                               EXHIBIT NO. 10.11

                                 (WEST (R) LOGO)

TO:     STEVEN M. STANGL
FROM:   NANCEE BERGER
DATE:   FEBRUARY 11, 2005
RE:     2005 COMPENSATION PLAN - EXHIBIT A
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The compensation plan for 2005 while you are employed by West Corporation as
President of West Communication Services (West Telemarketing, LP, West Business Services, LP, West Interactive Corporation, West Direct, Inc.), is outlined below:

1. Your base salary will be $325,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.

2. You will also be eligible to earn up to $300,000 for achieving the pre-tax Net Income plan for the Communication Services division. The percent of plan achieved will apply to the bonus calculation, but will not exceed a total of $300,000. Up to $56,250 of this bonus will be available to be paid quarterly and trued up annually.

3. You are also eligible to receive an additional bonus for Net Operating Income in excess of the plan. The bonus will be calculated by multiplying the excess Net Operating Income after corporate allocations times .02. This bonus will be calculated at the end of the 2005 plan year and will be paid no later than February 28, 2006.

4. In addition, if West Corporation achieves its 2005 Net Income range provided in December 2004, you will be eligible to receive an additional one-time bonus of $75,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

4.   You will be paid the amount due for any quarterly bonuses within thirty
     (30) days after the quarter ends, except for the 4th Quarter and annual true-up amounts which will be paid no later than February 28, 2006.

5. All objectives are based upon West Corporation operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by the West Corporation Compensation Committee.

7. At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

8. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting

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     term, Employee may continue benefits thereafter to the extent allowed under
     COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.


                                        /s/ Steven M. Stangl
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                                        Employee - Steven M. Stangl